Lexington Realty Trust
TRADED: NYSE: LXP
One Penn Plaza, Suite 4015
New York NY 10119-4015
Contact:
Investor or Media Inquiries, Patrick Carroll, CFO
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: pcarroll@lxp.com

FOR IMMEDIATE RELEASE
April 30, 2012

LEXINGTON REALTY TRUST TO REDEEM ALL OUTSTANDING SHARES
OF ITS 8.05% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

New York, NY - April 30, 2012 - Lexington Realty Trust (NYSE:LXP) today announced that it intends to redeem all of the outstanding 2,740,874 shares of its 8.05% Series B Cumulative Redeemable Preferred Stock (NYSE:LXPPRB) on May 31, 2012 (the “Redemption Date”). Shares of 8.05% Series B Cumulative Redeemable Preferred Stock will be redeemed at a redemption price of $25.00 per share, plus accumulated and unpaid dividends up to and including the Redemption Date in the amount of $0.335417 per share, for a total redemption cost of $69,441,185.73. On or after the Redemption Date, after which dividends will cease to accrue, the only remaining rights of holders of shares of 8.05% Series B Cumulative Redeemable Preferred Stock will be to receive payment of the redemption price, plus accumulated and unpaid dividends up to and including the Redemption Date.
The notice of redemption and other materials relating to the redemption of shares of 8.05% Series B Cumulative Redeemable Preferred Stock will be mailed to holders of such shares on or about May 1, 2012. As will be specified in the notice of redemption, payment of the redemption price will be made only upon presentation and surrender of the certificates representing 8.05% Series B Cumulative Redeemable Preferred Stock to the redemption agent, Computershare Trust Company, N.A. If delivered by mail, certificates should be sent to 480 Washington Boulevard, Jersey City, NJ 07310. Questions relating to the notice of redemption of the 8.05% Series B Cumulative Redeemable Preferred Stock should be directed to Computershare Trust Company, N.A. at (800) 777-3674.
Lexington also declared cash dividends of $0.8125 per Series C Cumulative Convertible Preferred Share and $0.471875 per Series D Cumulative Redeemable Preferred Share. The Series C Preferred Share dividend is payable on or about August 15, 2012, to shareholders of record of the Series C Preferred Shares as of July 31, 2012. The Series D Preferred Share dividend is payable on or about July 16, 2012, to shareholders of record of the Series D Preferred Shares as of June 29, 2012.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust is a real estate investment trust that owns, invests in and manages single-tenant office, industrial and retail properties leased to major corporations throughout the United States. Lexington also provides investment advisory and asset management services to investors in the single-tenant area. Lexington's common shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington is available on-line at www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington's filings with the Securities and Exchange Commission. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.

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